Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Old Line Bancshares, Inc.
Bowie, Maryland

We hereby consent to the use of our report dated March 23, 2012, relating to the consolidated financial statements of Old Line Bancshares, Inc. (the Company), which report appears in the Company's Form 10-K for the year ended December 31, 2011, in Amendment No. 3 to the Company's Registration Statement on Form S-4 (No. 333-184924).  We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

Baltimore, Maryland
February 5, 2013

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
410-583-6990  FAX 410-583-7061
Website:  www.Rowles.com